FOR IMMEDIATE RELEASE : June 25, 1998

CONTACT: Cathy Califano, S.V.P./C.F.O., Haven Bancorp, Tel. (718) 850-1203 Hal Levine, The Levine Group, Tel. (212) 682-8875


           HAVEN BANCORP'S SECOND QUARTER EARNINGS AFFECTED BY INITIAL
                   RESULTS FROM INTERCOUNTY MORTGAGE PURCHASE

         WOODHAVEN, N.Y.--Haven Bancorp, Inc. (Nasdaq:HAVN), the holding company for CFS Bank, announced today that its second quarter earnings will be affected by a one-time revenue reduction associated with the acquisition by CFS Bank of the assets of InterCounty Mortgage, Inc. The Bank completed the acquisition of InterCounty's loan production franchise on May 1, 1998. Under the terms of the purchase agreement, Haven was initially unable to recognize certain servicing release premiums (SRPs) from InterCounty's loan production pipeline. Starting July 1, the Bank will begin realizing SRPs from loan production. CFS Bank has also hired a secondary marketing officer and has established correspondent relationships with a number of investors. Management continues to expect that the transaction will not be dilutive to earnings per share in the first twelve months of operation and will be accretive thereafter.

         Commenting on the news, Philip S. Messina, Chairman and Chief Executive Officer, said, "We expect the initial loss relating to the InterCounty acquisition will be progressively recovered from income generated beginning in the third quarter. Our initial experience with InterCounty confirms our enthusiasm for its operations and our business plan continues to include a significant contribution from InterCounty to Haven's 1999 earnings per share."

         Headquartered in Woodhaven, New York, Haven Bancorp, with assets of over $2.0 billion, is the holding company for CFS Bank, a community-oriented institution offering deposit products, residential and commercial real estate loans, and a full range of financial services including discount brokerage, mutual funds, annuities and insurance through eight full-service banking offices and forty-four supermarket branches located in all five boroughs of New York City, Nassau, Suffolk, Rockland and Westchester counties, northern New Jersey and Connecticut. The Bank provides mortgage banking services through its CFS InterCounty Mortgage division. The Bank's deposits are insured by the FDIC.

Statements made herein that are forward-looking in nature within the meaning of Private Securities Litigation Reform Act of 1995 are subject to risks and uncertainties that could cause actual results to differ materially. Such risks and uncertainties include, but are not limited to, those related to overall business conditions particularly in the markets in which Haven operates, fiscal and monetary policy, the market for mortgage originations and purchases, competitive products and pricing, credit risk management, changes in regulations affecting financial institutions and other risks and uncertainties discussed in the Company's SEC filings, including its 1997 form 10-K. The Company disclaims any obligation to announce publicly future events or developments that affect the forward-looking statements herein.